UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2007

Triad Guaranty Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22342	56-1838519
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 South Stratford Road

Winston-Salem, North Carolina 27104

(Address of principal executive offices) (zip code)

(336) 723-1282

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8-Other Events

Item 8.01 Other Events.

During Triad Guaranty Inc.’s earnings conference call on July 26, we stated that we would post certain additional statistics regarding default rates in our portfolio on our website. We have now posted those statistics, and they may be found at www.triadguaranty.com. Following this conference call, we have received a request for clarification of the response provided by Mark Tonnesen, President and Chief Executive Officer, to a question regarding the product contained in our option ARM portfolio from American Home Mortgage. Mr. Tonnesen stated in the call that “we wrote neg am product almost exclusively in the 5/1 category”. The term “5/1” has various meanings. In this context, it was used to describe the maximum length of time to payment reset (5 years from the date of the loan) and how often the payment adjusts (once per year). As part of his comments, Mr. Tonnesen also stated that we have a “large relationship with American Home. We’re very happy with that- with that relationship, and the quality of the product that it has delivered over the 2005-2006.” While we do have a significant portfolio that was originated through American Home, any implication as to the future of the Triad Guaranty Insurance Corporation relationship with American Home was unintended. We are not currently insuring new business with American Home other than previously approved commitments, although we may do so in the future. Please note that in Mr. Tonnesen’s prepared comments during the conference call, he stated that “we expect our primary production to be less in the second half of 2007 than in the first.” Production changes from American Home are a major component of this expected volume reduction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Triad Guaranty Inc.

/s/ Kenneth W. Jones
August 1, 2007	Kenneth W. Jones
Senior Vice President and Chief Financial Officer